Exhibit (d)(2)
Life Settlement Liquidity Option, LLC
c/o Anchorage Capital Group, L.L.C.
610 Broadway, 6th Floor
New York, NY 10012
December 20, 2018
CFunds Life Settlement, LLC
c/o Contrarian Funds, L.L.C.
411 West Putnam Ave., Suite 425
Greenwich, CT 06830
Re:
Offers to Purchase Position Holder Trust Interests of Life Partners Position Holder Trust and IRA Partnership Interests of Life Partners IRA Holder Partnership.

Gentlemen and Ladies:
Life Settlement Liquidity Option, LLC, a wholly-owned subsidiary of Anchorage Illiquid Opportunities Master VI (B), L.P. and an affiliate of Anchorage Capital Group, L.L.C. (collectively with any other relevant affiliates, “Anchorage”) has commenced tender offers for up to 150,375,940 Position Holder Trust Interests (“Trust Interests”) of Life Partners Position Holder Trust (the “Trust”) and up to 225,563,910 IRA Partnership Interests (“Partnership Interests” and, together with the Trust Interests, the “Interests”) of Life Partners IRA Holder Partnership, LLC (the “Partnership”) for $0.133 per Interest in cash (the “Anchorage Tender Offers”). Contrarian Funds, L.L.C. has commenced tender offers for up to 19,745,000 Trust Interests and 35,545,000 Partnership Interests for $0.16 per Interest in cash (the “Contrarian Tender Offers”).
In order to avoid the confusion to holders of Interests that may be occasioned by two sets of concurrently pending tender offers, and to promote equality of treatment among tendering Interest holders, Anchorage and Contrarian Funds, L.L.C. have agreed that Contrarian Funds, L.L.C. will terminate the Contrarian Tender Offers and that CFunds Life Settlement, LLC, a wholly-owned subsidiary of Contrarian Funds, L.L.C., (collectively, “Contrarian”) will join in the Anchorage Tender Offers, on the terms set forth in Annex A to this letter (this “Letter Agreement”). For the avoidance of doubt, Annex A hereto (“Annex A”) forms a part of this Letter Agreement, and together with this Letter Agreement is intended to constitute the legally binding obligations of each of Life Settlement Liquidity Option, LLC and CFunds Life Settlement, LLC to jointly continue with the Anchorage Tender Offers on the terms set forth herein and therein. The Anchorage Tender Offers as so continued are referred to as the “Amended Offer.”
From and after the date hereof, each of Anchorage and Contrarian agrees to take all action as shall be reasonably necessary or desirable in order to conduct and consummate the Amended Offer substantially on the terms set forth in Annex A.
Capitalized terms used in this Letter Agreement and not otherwise defined herein shall have the meanings ascribed to them in the Offer to Purchase (the “Offer to Purchase”) filed under cover of Schedule TO, dated November 13, 2018, by Anchorage with the Securities and Exchange Commission (as amended and together with the exhibits thereto, including the Offer to Purchase, the “Schedule TO”).
This Letter Agreement, the transactions contemplated hereby and any dispute arising hereunder are governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule. The parties hereto each irrevocably agrees and consents to the exclusive jurisdiction of the courts of the State of New York and the federal courts for the United States, sitting in New York, New York, borough of Manhattan, for the adjudication of any matters arising under or in connection with this Letter Agreement and the transactions contemplated hereby.
EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY OF THIS LETTER AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Each Party acknowledges and agrees that remedies at law will be inadequate remedies for breach of this Letter Agreement and consequently agrees that this Letter Agreement shall be enforceable by specific performance. The remedy of specific performance shall be cumulative of all of the rights and remedies at law or in equity of the parties under this Letter Agreement.
This Letter Agreement (including Annex A hereto) constitutes the entire agreement among the parties hereto and cannot be altered except in a writing signed by all of the parties hereto.
Signatures may be delivered by facsimile or by portable document format (“pdf”) in electronic transmission, which shall be effective as delivery of a manually executed counterpart of this Letter Agreement.
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Please indicate your agreement with the terms of this Letter Agreement, including Annex A, by signing in the place indicated below and retuning a counterpart signature page to the undersigned.
Very truly yours,
LIFE SETTLEMENT LIQUIDITY OPTION, LLC
By:	Anchorage Capital Group, L.L.C., as manager
By:	/s/ Jason A. Cohen
Name: Jason A. Cohen Title: Secretary
Acknowledged and Agreed:
CFUNDS LIFE SETTLEMENT, LLC
By:	Contrarian Funds, L.L.C., as sole member
By:	/s/ Gina N. Scianni
Name: Gina N. Scianni Title: Authorized Signatory
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ANNEX A
Terms of the Amended Offer
1. Price per Interest:	$0.16 per Interest, less the amount of (i) any applicable tax withholding, (ii) distributions payable to holders of record of the Interests as of a record date that occurs following November 13, 2018 and prior to the expiration date referred to below and (iii) premiums, fees, and catch-up payments owed by the applicable tendering holder to the Trust, Partnership or their respective servicing agents in respect of Interests (the amounts described in clauses (i)-(iii) above, the “Deduction Amounts”).
2. Number of Interests	Up to 105,989,695 Trust Interests and up to 165,155,385 Partnership Interests.
3. Expiration Date:	No earlier than the end of the minimum period required by Rule 14e-1(b) under the Securities Exchange Act. The expiration date set forth in any supplemental materials filed with the SEC and/or disseminated to Interest holders shall only be extended with the joint approval of Anchorage and Contrarian.
4. Offerors:	Life Settlement Liquidity Option, LLC (“Anchorage Offeror”) and CFunds Life Settlement, LLC (the “Contrarian Offeror” and, together with the Anchorage Offeror, the “Parties”).
5. Other Terms of the Amended Offer:	As set forth in the Offer to Purchase, unless otherwise agreed by Anchorage and Contrarian. The Offer to Purchase will be appropriately amended to reflect the participation of the Contrarian Offeror as an offeror. In addition, the Parties will obtain such agreements of the Trustee and Manager, and execute such instruments of assignment and other agreements or documents, as may reasonably be required to ensure that each of the Anchorage Offeror and the Contrarian Offeror is (contemporaneously) recorded as the record owner of Interests acquired by, or allocated to, each of them in accordance with the provisions of this Annex A.
6. Allocation of Interests Purchased:
As between the Anchorage Offeror and the Contrarian Offeror, tendered Interests will be allocated, separately for the tendered Trust Interests and the tendered Partnership Interests, as follows:
(a)
of the first 45.3% of the Interests tendered, 50.0% will be allocated to the Anchorage Offeror and 50.0% will be allocated to the Contrarian Offeror; and

(b)
thereafter, 85.0% will be allocated to the Anchorage Offeror and 15.0% will be allocated to the Contrarian Offeror.

At the conclusion of the Amended Offer, the Parties will instruct the Trustee and Manager to record the assignment of record of the Interests to each of them in accordance with the foregoing allocations. Without limiting the foregoing, to the extent that any Assignment Form delivered by an Interest holder provides for the transfer to a Party of Interests that should be allocated to the other Party in accordance with this Annex A, the first Party shall take all action reasonably necessary, including executing and delivering (or causing to be executed or delivered) to the other Party, the Trust and the Partnership, as applicable, such instruments of assignment, trade confirmations, legal opinions and other document as the Trustee or Manager may request or the other Party may otherwise reasonably require, to cause the assignment of such Interests to the other Party as of the earliest date following the date that Interests tendered in the Amended Offer are transferred to the first Party.
7. Allocation of Purchase Price for the Interests:	Anchorage and Contrarian agree to fund the purchase price of the Interests allocated to them in accordance with this Annex A. The allocation between Anchorage and Contrarian of any Deduction Amounts will be on a pro rata basis in accordance with this Annex A.
8. Waiver; Termination of Offer:	The conditions to the Amended Offer, as set forth in the Offer to Purchase, and any defect applicable to any tender by an Interest holder, may be waived only with the joint approval of Anchorage and Contrarian. The Amended Offer may only be terminated with the joint approval of Anchorage and Contrarian, unless a condition to accepting tendered Interests is not satisfied (or jointly waived) prior to the expiration date of the Amended Offer (in which case, the Amended Offer shall be terminated, unless otherwise agreed by the Parties).
9. Public Announcements and Filings:	Any public announcements and regulatory filings in connection with the Amended Offer will require the joint approval of Anchorage and Contrarian.
10. Allocation of Costs and Expenses:
Anchorage and Contrarian will be responsible, on a pro rata basis in accordance with the tendered Interests allocated to them in accordance with this Annex A, for all costs and expenses: (i) incurred to the date hereof in connection with the Anchorage Tender Offers (which total approximately $375,000) and the Contrarian Tender Offers (which total approximately $250,000); and (ii) incurred by each of them, or incurred by them jointly, from and after the date hereof in connection with the Amended Offer. For the avoidance of doubt, this shall include costs and expenses payable to the Depositary, the Information Agent or the Paying Agent for the Amended Offer, as well as any indemnification obligations owed to the Trustee of the Trust, the Manager of the Partnership or any other persons in connection with the Amended Offer (but, for the avoidance of doubt, subject to the Parties’ respective obligations to one another pursuant to Section 13 of this Annex A).
The allocation of costs and expenses, however, shall not include any commissions or brokerage fees.
In the event that the Amended Offer is not consummated, the Parties will be responsible for all costs and expenses incurred as follows:
(a)
for costs and expenses incurred prior to or on the date hereof in connection with the Anchorage Tender Offers and the Contrarian Tender Offers, each Party will be responsible for its own costs and expenses; and

(b)
for costs and expenses incurred after the date hereof in connection with the Amended Offer:

(i)
if the Amended Offer is not consummated as a result solely of either Party’s unilateral willful misconduct, bad faith or any other action (for failure to act) taken (or omitted to be taken) in violation of this Agreement, then solely the Party whose action (or omission to act) or bad faith or willful misconduct led to the Amended Offer not being consummated will be responsible for the costs and expenses incurred; and

(ii)
if the Amended Offer is not consummated for any reason or under any circumstance other than those described in clause (i) above, the Parties will each be responsible for 50.0% of the costs and expenses incurred.

11. Legal Opinions	Each of Anchorage and Contrarian shall provide such representations as shall be reasonably required for the delivery of any legal opinions requested by the Trustee or Manager.
12. Third Party Claims
Each Party shall be solely responsible for any costs, expenses, damages, liabilities or other losses based on claims of third parties (“Third Party Claims”) to the extent attributable to the act or omission of such Party, or to any misstatement or omission to make a statement, of or by such Party related to the Amended Offer or any disclosures made in connection with the Amended Offer (including information furnished by such Party, or required to be furnished by such Party, for inclusion in any documentation for the Amended Offer). Except as provided in the prior sentence, the responsibility for all Third Party Claims shall be allocated in the same proportions as the costs and expenses of the Amended Offer, provided above.
All decisions with respect to the defense of Third Party Claims for which responsibility is allocated to both Parties will be made jointly by the Parties. Decisions with respect to the defense of Third Party Claims as to which only one Party is responsible will be made exclusively by that Party.

13. Indemnification and Contribution
Each Party will indemnify, defend and hold harmless the other Party, its officers, directors, partners and affiliates (“Indemnified Parties”) from and against claims, losses and expenses arising from, or relating to, (i) any material breach of its representations and warranties and (ii) any material breach or non-fulfillment of any agreement or undertaking of the indemnifying Party hereunder, including to the extent the Indemnified Party pays, discharges or assumes, or is required to pay, discharge or assume, any cost, expense, obligation or liability allocated to the indemnifying Party under this Annex A. The aforesaid indemnification obligation includes indemnification for (i) any reasonable legal or other out-of-pocket costs of investigation, defense or enforcement (including enforcement of the indemnification obligation), which shall be paid as incurred by the Indemnified Party, and (ii) amounts paid by an Indemnified Party pursuant to Section 6 of the Amended and Restated Assignee’s Notice of Assignment and Assumption, and Indemnity Agreement (the “Trustee Indemnity Agreement”) in excess of such Indemnified Party’s proportionate share thereof  (as determined in accordance with this Annex A) or by reason of a breach by the indemnifying Party of its representations and warranties in the Trustee Indemnity Agreement or herein with respect to such indemnifying Party. The indemnity agreements contained herein shall be in addition to any remedy available to any of the Indemnified Parties at law or in equity and any liability of the indemnifying Party pursuant to applicable law.
To the extent any indemnification provided hereunder is prohibited or limited by law, the indemnifying Party agrees, in lieu of indemnifying the Indemnified Parties, to make the maximum contribution with respect to any amounts for which it would otherwise be liable under this Annex A to the fullest extent permitted by law.

14. Representations and Warranties
Each Party represents to the other Party, in customary fashion, (i) that it has the authority to enter into this Letter Agreement and to perform its obligations hereunder and that this Letter Agreement constitutes the binding obligation of such party, subject to customary exceptions relating to creditors rights and principles of equity, (ii) that this Letter Agreement and the actions to be performed pursuant hereto by it and its affiliates have been duly authorized and will not conflict with any contractual, legal or other obligation of such Party or its affiliates, and (iii) that the disclosures made by such Party (including any information relating to such Party and/or any relationship or transaction between such Party, on the one hand, and the Trust or the Partnership on the other) in the documentation for the Amended Offer will not contain a material misstatement or omit any statement necessary so that its statements therein will not be materially misleading.
The Anchorage Offeror represents and warrants to the Contrarian Offeror that the Schedule TO, as and when originally filed, (i) complied in all material respects with the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations of the SEC thereunder; and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.
The Contrarian Offeror represents and warrants to the Anchorage Offeror that the Offer to Purchase, dated as of November 28, 2018, mailed by the Contrarian Offer to holders of Interests, as of its date of first mailing, (i) did not violate in any material respects the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations of the SEC thereunder; and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.
The foregoing representations and warranties shall survive the expiration, termination or withdrawal of the Amended Offers.

15. Other Agreements	Each Party shall notify the other Party of any material developments with respect to the Amended Offer. Without limiting the foregoing, (i) Anchorage shall instruct its Information Agent and Depositary as well as Sanford Scott & Company LLC to furnish or make available to Contrarian all information furnished or made available to Anchorage in connection with the Amended Offer (contemporaneously) and (ii) each Party agrees to promptly notify the other Party of any comment letter or other communication received from the SEC, and any response to such communications shall be made jointly by the Parties. Anchorage has provided Contrarian with copies of all written correspondence prior to the date hereof in respect of the Anchorage Tender Offers between Anchorage and the SEC. Other than such written correspondence, there have been no material communications between Anchorage and the SEC regarding the Anchorage Tender Offers or the Amended Offer.